Exhibit 99.1

The Pepsi Bottling Group Reports Third Quarter 2009 Results

  Comparable Diluted EPS of $1.06; Reported Diluted EPS of $1.14
  Currency Neutral Operating Income up 10% on Comparable Basis; Reported Down 4%
  Currency Neutral Topline Growth of 2%; Reported Topline Down 5%
  On Track to Exceed $265 Million in Cost and Productivity Savings for 2009
  Company Confirms Full-Year Comparable EPS Guidance at High-End of $2.30 to $2.40 Range; Raises 2009 Operating Free Cash Flow Guidance to about $550 Million

SOMERS, N.Y.--(BUSINESS WIRE)--October 6, 2009--The Pepsi Bottling Group, Inc. (NYSE: PBG) today reported third quarter 2009 net income of $254 million, or diluted earnings per share (EPS) of $1.14. This includes a net after-tax gain of $17 million, or $0.08 per share, resulting from the favorable settlement of tax audits, previously announced restructuring charges, advisory fees relating to the pending PepsiCo transaction, and mark-to-market gains relating to our commodity hedges. This compares to net income of $231 million, or $1.06 per diluted share, that the Company reported in the third quarter of 2008.

“Our third quarter results reflect the continued success of our three strategic platforms for growth. The work we’ve done to strengthen and reposition our brand portfolio, transform our performance through operational excellence and capitalize on geographic growth opportunities drove operating profit and topline growth across all of our reporting segments in the quarter. These factors, combined with easing commodity costs and diminished foreign currency headwinds, are driving sequential improvement in our performance versus the first half of 2009,” said PBG Chairman and Chief Executive Officer Eric Foss.

“We remain confident in our full-year earnings outlook and we’re on track to deliver a very good year despite the challenging macroeconomic environment,” Foss continued.

Financial Highlights

  On a currency neutral basis, worldwide revenue increased two percent in the third quarter. Reported worldwide revenue decreased five percent. The Company’s revenue performance reflects solid currency neutral net revenue per case growth partially offset by soft volume.
  Net revenue per case improved four percent on a currency neutral basis. This included currency neutral growth of three percent in the U.S. and Canada, seven percent in Europe, and six percent in Mexico. On a reported basis, worldwide net revenue per case declined three percent.
  Total worldwide physical case volume declined two percent for the third quarter. Volume in the U.S. and Canada segment was down one percent. In Mexico, volume increased one percent, while European volume declined five percent.
  On a comparable basis, currency neutral worldwide operating income increased 10 percent in the third quarter. This includes a positive impact of four percentage points from acquisitions. Comparable currency neutral operating income increased in each of the Company’s reporting segments, with growth of two percent in the U.S. and Canada and double-digit growth in both Mexico and Europe, which includes the impact of acquisitions.
  Reported worldwide operating income declined four percent for the quarter. The net impact of previously announced restructuring charges, advisory fees related to the pending PepsiCo transaction, and mark-to-market gains reduced reported worldwide operating income by five percentage points. In the U.S. and Canada segment, reported operating income declined seven percent.
  COGS per case increased six percent on a comparable, currency neutral basis for the quarter, consistent with the Company’s expectations. Reported COGS per case declined two percent.
  Comparable worldwide SD&A expenses improved four percent on a currency neutral basis in the third quarter, reflecting the success of the Company’s global productivity initiatives. On a reported basis, PBG’s SD&A expenses declined eight percent, which included a two percentage point increase from advisory fees related to the pending PepsiCo transaction and restructuring charges.

2009 Guidance

For 2009, PBG continues to expect results at the high-end of its full-year comparable diluted EPS guidance of $2.30 to $2.40. This includes a $0.13 per share negative impact from translational foreign currency headwinds. The Company forecasts currency neutral top-line growth in the low-single digits. Currency neutral operating income on a comparable basis is expected to grow in the low to mid-single digits for the year. Operating free cash flow is now expected to be approximately $550 million, an increase of $100 million from the beginning of 2009, including increased pension funding and foreign currency headwinds but excluding advisory fees related to the pending PepsiCo transaction. The Company anticipates capital expenditures of about $550 to $600 million.

PBG will host a conference call at 11:00 a.m. EDT today to discuss its third quarter financial results. The live call and replay can be accessed by visiting the Investor Relations section of the Company's website at http://www.pbg.com.

About PBG

The Pepsi Bottling Group, Inc. (NYSE: PBG) is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages. With approximately 67,000 employees and 2008 sales of nearly $14 billion, PBG has operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. For more information, please visit www.pbg.com.

Forward-Looking Statement:

Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve risks and uncertainties that could cause actual performance or results to materially differ. Such risks and uncertainties include, but are not limited to: risks associated with our pending merger with PepsiCo, including satisfaction of the conditions of the pending merger, contractual restrictions on the conduct of our business included in the merger agreement, and the potential for loss of key personnel, disruption of our sales and operations and any impact on our relationships with third parties as a result of the pending merger; the outcome of, or expenses associated with, any litigation related to our pending merger with PepsiCo; PepsiCo’s ability to affect matters concerning us through its equity ownership of PBG, representation on our Board and approval rights under our Master Bottling Agreement; material changes in expected levels of bottler incentive payments from PepsiCo; material changes from expectations in the cost or availability of ingredients, packaging materials, other raw materials or energy; an inability to achieve strategic business plan targets; material changes in capital investment for infrastructure and an inability to achieve the expected timing for returns on cold-drink equipment and related infrastructure expenditures; an inability to successfully integrate acquired businesses or to meet projections for performance in newly acquired territories; loss of key members of management; and changes in laws and regulations governing the manufacture and sale of food and beverages, the environment, transportation, employee safety, labor and government contracts. For additional information on these and other risks and uncertainties that could cause PBG’s actual results to materially differ from those set forth herein, please see PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 27, 2008. PBG undertakes no obligation to update any of the forward-looking statements set forth herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.

Non-GAAP Measures

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful year-over-year comparison of the Company’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in this attachment. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets (including those associated with the Company’s incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Currency neutral results are calculated using prior year’s exchange rates.

Items Affecting Comparability

2009 Items

2008 Restructuring Actions

In the fourth quarter of 2008, PBG announced a restructuring program to enhance the Company’s operating capabilities in each of its reportable segments. Since the inception of the program, the Company has incurred pre-tax charges of $102 million or $0.32 per diluted share. Of this amount, we recorded $5 million, or $0.02 per diluted share, in the third quarter of 2009, of which $1 million was recorded in our U.S. & Canada segment, and $4 million was recorded in our Mexico segment. For the 36 weeks ended September 5, 2009, we recorded $19 million in pre-tax charges, or $0.06 per diluted share, of which $8 million was recorded in our U.S. & Canada segment, $10 million was recorded in our Mexico segment and $1 million was recorded in our Europe segment. These charges are primarily for severance and related benefits, pension and other employee-related costs and other charges, including relocation and asset disposal costs.

Certain of the restructuring actions have been delayed due to the pending transaction with PepsiCo, therefore, the restructuring actions may not be completed by the end of 2009 as originally intended.

Advisory Fees

On August 3, 2009, PBG and PepsiCo entered into a definitive merger agreement, under which PepsiCo will acquire all outstanding shares of PBG common stock it does not already own. The transaction is subject to PBG shareholder approval and certain regulatory approvals and is expected to be finalized in late 2009 or early 2010.

In connection with this transaction, the Company has retained certain external advisors and expects to incur aggregate fees in the range of $40 million to $60 million. For the 12 and 36 weeks ended September 5, 2009, the Company has recorded pre-tax charges of $22 million, or $0.09 per diluted share, and $37 million, or $0.13 per diluted share, respectively, relating to these services.

Mark-to-Market Net Impact

The Company’s corporate headquarters centrally manages commodity derivatives on behalf of our segments. During 2009, we expanded our hedging program to mitigate price changes associated with certain commodities utilized in our production process. These derivatives hedge the underlying price risk associated with the commodity and are not entered into for speculative purposes. Certain commodity derivatives do not qualify for hedge accounting treatment. Others receive hedge accounting treatment but may have some element of ineffectiveness based on the accounting standard. These commodity derivatives are marked-to-market each period until settlement, resulting in gains and losses being reflected in corporate headquarters’ results. The gains and losses are subsequently reflected in the segment results when the underlying commodity’s cost is recognized. Therefore, segment results reflect the contract purchase price of these commodities. During the third quarter of 2009, the Company recognized a net gain of $4 million ($2 million after taxes and non-controlling interest or $0.01 per diluted share) related to these commodity derivatives.

Tax Audit Settlements

During the first quarter of 2009, PBG recorded a net non-cash tax benefit of approximately $39 million, or $0.18 per diluted share, which was reflected in income tax expense. The benefit resulted from the settlement of U.S. audits with the IRS for our 2003-2005 tax years.

During the second quarter of 2009, the statute of limitations closed for our IRS audit in the U.S. for the 2003 and 2004 tax returns. In addition, we reached a settlement with the Canadian tax authorities on an issue related to the 1999-2005 tax years. As a result, we recorded a tax benefit related to these items of $54 million after non-controlling interest, or $0.25 per diluted share.

During the third quarter of 2009, we settled various audits in our international jurisdictions, which resulted in a tax benefit of $40 million after non-controlling interests, or $0.18 per diluted share.

During the fourth quarter of 2009, the statute of limitations closed for our 2005 U.S. tax audit. As a result, we anticipate a tax benefit related to this item of $17 million, or $0.07 per diluted share.

2008 Items

2007 Restructuring Actions

In the third quarter of 2007, PBG announced a realignment in the Company’s organization to adapt to changes in the marketplace and improve operating efficiencies. Over the course of the program, the Company incurred pre-tax charges of $29 million or $0.09 per diluted share. Of this amount, we recorded $3 million in the first half of 2008, primarily relating to relocation expenses in our U.S. & Canada segment.

Asset Disposal Charge

During the fourth quarter of 2007, PBG adopted a Full Service Vending (FSV) Rationalization plan to dispose of older underperforming assets and to redeploy assets to higher return accounts. Over the course of the FSV Rationalization plan, we incurred pre-tax charges of $25 million or $0.06 per diluted share, the majority of which was non-cash, including costs associated with the removal of these assets from service, disposal costs and redeployment expenses. Of this amount, we incurred a pre-tax charge of $2 million associated with the FSV Rationalization plan in the first half of 2008.

Impairment Charge

As a result of the 2008 impairment test for goodwill and other intangible assets, the Company recorded pre-tax charges of $412 million or $1.26 per diluted share in the fourth quarter of 2008, relating primarily to distribution rights and brands for the Electropura water business in Mexico.

2009 Third Quarter Results

Growth rates in tables are presented as compared to the similar periods in the prior year.

	Net Revenues Growth – Q3 2009 Better / (Worse)
Segment	Currency Neutral	Foreign Currency Translation Impact	Reported
Worldwide	2%	(7)	(5)%

	Net Revenue Per Case Growth – Q3 2009 Better / (Worse)
Segment	Currency Neutral	Foreign Currency Translation Impact	Reported
U. S. & Canada	3%	(1)	2%
Europe	7%	(20)	(13)%
Mexico	6%	(24)	(18)%
Worldwide	4%	(7)	(3)%

Cost of Goods Sold per Case Growth – Q3 2009 Better / (Worse)
Worldwide
Comparable Results - Currency Neutral	(6)%
Foreign Currency Translation Impact	7%
Comparable Results – U.S. Dollars	1%
Mark-to-Market Net Impact	—%
Reported Results	2%*

* Does not add due to rounding to the whole percent.

Selling, Delivery and Administrative Expense Growth – Q3 2009 Better / (Worse)
Worldwide
Comparable Results - Currency Neutral	4%
Foreign Currency Translation Impact	6%
Comparable Results – U.S. Dollars	10%
2008 Restructuring Actions	—%
Advisory Fees	(2)%
Reported Results	8%

	Operating Income Growth – Q3 2009 Better / (Worse)
	Worldwide	U.S. & Canada	Europe	Mexico
Comparable Results - Currency Neutral	10%	2%	23%	38%
Foreign Currency Translation Impact	(9)%	(1)%	(22)%	(32)%
Comparable Results – U.S. Dollars	1%	1%	—%*	7%*
2008 Restructuring Actions	(1)%	(1)%	—%	(12)%
Advisory Fees	(5)%	(7)%	—%	—%
Mark-to-Market Net Impact	1%	—%	—%	—%
Reported Results	(4)%	(7)%	—%	(5)%

* Does not add due to rounding to the whole percent.

Q3 2009
Diluted Earnings Per Share
Comparable Results	$1.06
2008 Restructuring Actions	(0.02)
Advisory Fees	(0.09)
Tax Audit Settlements	0.18
Mark-to-Market Net Impact	0.01
Reported Results	$1.14

2009 Guidance
	Growth Rates – Full Year 2009
	Net Revenues	Operating Income
Comparable Guidance- Currency Neutral	Low-Single Digits	Low-Mid Single Digits
Comparable Guidance – U.S. Dollars (Includes foreign currency translation impact)	Low-Mid Single Digit Decline	Flat
2008 Restructuring Actions	—	4% – 8%
2007 Restructuring Actions / Asset Disposal Charges	—	1%
Advisory Fees	—	(6)% - (9)%
Mark-to-Market Net Impact	—	1%
Impairment Charges	—	63%
Reported Guidance	Low-Mid Single Digit Decline	59%* – 67%

* Does not add due to rounding to the whole percent.

Diluted EPS
Full-Year 2009
Comparable Guidance	$2.30 – $2.40
2008 Restructuring Actions	(0.09) – (0.19)
Advisory Fees	(0.15) – (0.22)
Mark-to-Market Net Impact	0.01
Tax Audit Settlements	0.68
Reported Guidance	$2.58– $2.85

2009 Full-Year OFCF Guidance

The Company defines Operating Free Cash Flow (OFCF) as Cash Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of equity awards. The Company uses OFCF to evaluate the performance of its business and management considers OFCF an important indicator of the Company’s liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.

OFCF is a non-GAAP financial measure and should be considered in addition to, not as a substitute for Cash Provided by Operations as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company’s OFCF may not be comparable to similarly titled measures reported by other companies.

PBG expects its full-year 2009 OFCF to be about $550 million, excluding advisory fees related to the pending transaction with PepsiCo. The Company anticipates capital expenditures to be in the range of $550 to $600 million and cash provided by operations plus the excess tax benefits from the exercise of equity awards to be over $1.1 billion.

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
in millions, except per share amounts, unaudited

	12 Weeks Ended		36 Weeks Ended
	September 5,	September 6,	September 5,	September 6,
	2009	2008	2009	2008

Net revenues	$3,633	$3,814	$9,414	$9,987
Cost of sales	2,012	2,077	5,245	5,475

Gross profit	1,621	1,737	4,169	4,512
Selling, delivery and administrative expenses	1,185	1,282	3,307	3,599

Operating income	436	455	862	913
Interest expense, net	67	65	215	187
Other non-operating expenses (income), net	-	5	(4)	(1)

Income before income taxes	369	385	651	727
Income tax expense	59	111	45	218

Net income	310	274	606	509
Less: Net income attributable to noncontrolling interests	56	43	84	76

Net income attributable to PBG	$254	$231	$522	$433

Earnings per share attributable to PBG’s common shareholders

Basic earnings per share	$1.18	$1.09	$2.44	$1.99

Weighted-average shares outstanding	216	212	214	217

Diluted earnings per share	$1.14	$1.06	$2.39	$1.94

Weighted-average shares outstanding	223	217	219	223

Note: Beginning in the first quarter of 2009, we adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” the provisions of which, among others, require that minority interest be renamed noncontrolling interests and that a company present a consolidated net income measure that includes the amount attributable to such noncontrolling interests for all periods presented.

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
in millions, unaudited

	36 Weeks Ended
	September 5,	September 6,
	2009	2008

Cash Flows - Operations
Net income	$606	$509
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	437	468
Deferred income taxes	14	35
Share-based compensation	40	41
Net other non-cash charges and credits	145	183
Net change in operating working capital	(308)	(360)
Casualty insurance payments	(49)	(55)
Pension contributions	(106)	-
Other operating activities, net	(52)	(104)
Net Cash Provided by Operations	727	717

Cash Flows - Investments
Capital expenditures	(357)	(579)
Acquisitions, net of cash acquired	(112)	(44)
Proceeds from sale of property, plant and equipment	8	15
Investments in noncontrolled affiliates	(2)	(608)
Issuance of note receivable from noncontrolled affiliate	(92)	-
Repayments of note receivable from noncontrolled affiliate	19	-
Other investing activities, net	(2)	(139)
Net Cash Used for Investments	(538)	(1,355)

Cash Flows - Financing
Short-term borrowings, net	109	751
Proceeds from long-term debt	741	-
Payments of long-term debt	(1,326)	(7)
Dividends paid	(111)	(99)
Excess tax benefit from the exercise of equity awards	6	2
Proceeds from the exercise of stock options	103	36
Share repurchases	-	(489)
Contributions from noncontrolling interest holder	33	308
Other financing activities	(9)	(4)
Net Cash (Used for) Provided by Financing	(454)	498

Effect of Exchange Rate Changes on Cash and Cash Equivalents	5	(10)

Net Decrease in Cash and Cash Equivalents	(260)	(150)
Cash and Cash Equivalents - Beginning of Period	966	647

Cash and Cash Equivalents - End of Period	$706	$497

Note: Certain reclassifications were made to our 2008 Condensed Consolidated Statement of Cash Flows to conform to the 2009 presentation.

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
in millions, except per share amounts, unaudited

	September 5,	December 27,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$706	$966
Accounts receivable, net	1,989	1,371
Inventories	667	528
Prepaid expenses and other current assets	310	276
Total Current Assets	3,672	3,141

Property, plant and equipment, net	3,854	3,882
Other intangible assets, net	3,923	3,751
Goodwill	1,480	1,434
Investments in noncontrolled affiliates	597	619
Other assets	185	155
Total Assets	$13,711	$12,982

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	$2,210	$1,675
Short-term borrowings	223	103
Current maturities of long-term debt	11	1,305
Total Current Liabilities	2,444	3,083

Long-term debt	5,472	4,784
Other liabilities	1,429	1,658
Deferred income taxes	1,074	966
Total Liabilities	10,419	10,491

Equity
Common stock, par value $0.01 per share:
Authorized 900 shares, issued 310 shares	3	3
Additional paid-in capital	1,842	1,851
Retained earnings	3,537	3,130
Accumulated other comprehensive loss	(812)	(938)
Treasury stock: 93 shares and 99 shares at September 5, 2009
and December 27, 2008, respectively, at cost	(2,543)	(2,703)
Total PBG Shareholders' Equity	2,027	1,343
Noncontrolling interests	1,265	1,148
Total Equity	3,292	2,491
Total Liabilities and Equity	$13,711	$12,982

THE PEPSI BOTTLING GROUP, INC.
SEGMENT DATA
in millions, unaudited

	12 Weeks Ended
	September 5,	September 6,
Net Revenues	2009	2008

U.S. & Canada	$2,665	$2,652
Europe	641	770
Mexico	327	392
Worldwide net revenues	$3,633	$3,814

Operating Income

U.S. & Canada	$279	$300
Europe	123	123
Mexico	30	32
Total segments	432	455
Corporate	4	-
Worldwide operating income	436	455
Interest expense, net	67	65
Other non-operating expenses, net	-	5
Income before income taxes	$369	$385

	36 Weeks Ended
	September 5,	September 6,
Net Revenues	2009	2008

U.S. & Canada	$7,393	$7,395
Europe	1,239	1,598
Mexico	782	994
Worldwide net revenues	$9,414	$9,987

Operating Income

U.S. & Canada	$696	$712
Europe	117	137
Mexico	45	64
Total segments	858	913
Corporate	4	-
Worldwide operating income	862	913
Interest expense, net	215	187
Other non-operating income, net	(4)	(1)
Income before income taxes	$651	$727

CONTACT:
The Pepsi Bottling Group, Inc.
Jeff Dahncke, 914-767-7690
Public Relations
jeff.dahncke@pepsi.com